Exhibit F

PROMISSORY NOTE

THE SALE OF THESE PROMISSORY NOTES HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS MADE IN RELIANCE UPON THE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS SET FORTH IN REGULATION A PROMULGATED THEREUNDER. THESE PROMISSORY NOTES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANFER OR DISPOSITION PURSUANT TO THE OFFERING CIRCULAR AND SUBSCRIPTION AGREEMENT OF THE UNDERSIGNED BORROWER THROUGH WHICH THESE PROMISSORY NOTES ARE TO BE ISSUED. ANY PURCHASER OF THESE PROMISSORY NOTES SHOULD READ AND UNDERSTAND THE OFFERING CIRCULAR OF THE UNDERSIGNED BORROWER THROUGH WHICH THESE PROMISSORY NOTES ARE TO BE ISSUED.

$ .00	Date: , 20__
Allentown, Pennsylvania

FOR VALUE RECEIVED, the undersigned, CF FUND II, LLC, a Pennsylvania limited liability company (“Borrower”), hereby promises to pay to ________________________(“Lender”), the principal sum of ___________________________________ Dollars ($                              .00), together with interest on the unpaid principal balance of this Promissory Note (the “Note”), as follows:

1.          Interest. Interest on the unpaid principal balance will accrue from the date the proceeds have been distributed to or on behalf of the Borrower (the “Date of Advance”) at a fixed Interest Rate per annum in each year through the Maturity Date. Interest shall be computed based on a 30-day month, 360-day year. Interest payments will continue until the Note is fully paid, with any and all unpaid principal and interest due and payable on the date that is exactly the Note Term from the date of the Note (the “Maturity Date”), unless such Maturity Date is extended or renewed as provided in the Note or as otherwise agreed to in writing by Lender and Borrower.

For the purposes hereof, as of the date hereof, the Lender shall select the Interest Rate and Term below. Such election is irrevocable and shall apply through the Maturity Date of the Note.

Please check below and initial to the left of your selection:

______	For a Note Term of six (6) months, the applicable Interest Rate will be defined as ______ Percent (____%) annually (hereinafter, “Six Month Note”).

______	For a Note Term of one (1) year, the applicable Interest Rate will be defined as ______ Percent (____%) annually (hereinafter, “One Year Note”).

______	For a Note Term of two (2) years, the applicable Interest Rate will be defined as ______ Percent (____%) annually (hereinafter, “Two Year Note”).

______	For a Note Term of three (3) years, the applicable Interest Rate will be defined as ______Percent (____%) annually (hereinafter, “Three Year Note”).

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The Note shall be subject to two (2) automatic renewals and extensions at the Maturity Date of the Note, unless Lender notifies Borrower otherwise. Upon the Maturity Date of Note, the term of the Note will rollover automatically into a new term with the same Interest Rate, Payment Schedule, Term, and any other material provision. If Lender wishes not to rollover the term of the Note automatically, Lender shall provide Borrower with 60 days’ written notice, via certified mail, of such election prior to the maturity date of ___________________(insert maturity date).

Borrower will provide a courtesy written notice to the Lender ninety (90) days prior to the Maturity Date, via certified mail as set forth in Section 10 below, in order to remind Lender of the forthcoming Maturity Date and option withdraw from automatic extension or renewal of the Note. Notwithstanding the foregoing, after receiving such courtesy notice Lender must nonetheless notify Borrower in writing sixty (60) days prior to the Maturity Date of Lender’s election to withdraw from the automatic extension and renewal of the Note. If no notice to withdraw and avoid automatic renewal and extension of the Note is provided by Lender, the Note will automatically extend and renew at the Maturity Date for another term equivalent to the original Term of the Note, with the same Interest Rate, Payment Schedule, and any other material provision.

The number of times that a Note is automatically renewed and extended shall be limited to two (2) times. In addition, if the Note is automatically renewed and extended the first time, Lender shall retain the option to withdraw from the second automatic extension or renewal of the Note by providing Borrower a sixty (60) day written notice prior to the extended maturity date of the Note (the recalculated maturity date resulting from the Note being automatically renewed the first time) of Lender’s election to withdraw from the second automatic extension and renewal of the Note. If no notice to withdraw and avoid automatic renewal and extension of the Note is provided by Lender, the Note will be automatically renewed and extended a second time, and the original terms of the Note shall govern, with the same Term, Interest Rate, Payment Schedule, and any other material provision. Borrower will provide a courtesy written notice to the Lender ninety (90) days prior to the second automatic renewal and extension of the Note, via certified mail as set forth in Section 10 below, in order to remind Lender of the forthcoming automatic renewal and option withdraw from the automatic extension or renewal of the Note.

Interest on the unpaid principal balance will accrue interest starting on the date (the “Interest Date”) on which the investment proceeds have been distributed by the Lender to, or on behalf of, the Borrower following acceptance of the Lender’s subscription agreement by the
Borrower, payment of such interest will be made thirty (30) days from Interest Date.

2.           Payment of Interest.

2.1         Payments. Lender will receive monthly payments from Borrower on the following schedule:

Please check below and initial to the left of your selection:

______	For a Six Month Note, each monthly installment payment shall be in the amount of ______________________________ Dollars ($ _______.__).

______	For a One Year Note, each monthly installment payment shall be in the amount of ______________________________ Dollars ($ _______.__).

______	For a Two Year Note, each monthly installment payment shall be in the amount of ______________________________ Dollars ($ _______.__).

______	For a Three Year Note, each monthly installment payment shall be in the amount of ______________________________ Dollars ($ _______.__).

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Borrower shall make these payments as interest-only and shall not be required to make any payment of the principal balance until the Maturity Date. Payments shall be made on the same day each month beginning thirty (30) days from the Interest Date until maturity unless deferred at the Lender’s request. Notwithstanding the foregoing, Lender may elect to receive the interest-only payments monthly, or may defer receipt of the interest-only payments until the Maturity Date.

Please check below and initial to the left of your selection:

______	Lender elects to receive monthly installment payments each month.

______	Lender elects to defer receipt of the interest-only payments until the Maturity Date.

Notwithstanding the foregoing, at Lender’s sole election, given in writing at least forty five (45) days prior to any interest payment date, Lender may forego the receipt for such interest payment whereby such payment will be rolled over into the principal balance of the Note and interest shall accrue at the stated interest rate on the new principal balance of the Note.

2.2           Order of Application of Payments. Unless otherwise agreed to in writing by the parties or required by applicable law, each payment under this Note shall be credited in the following order: (a) Late Charges due to Lender; (b) interest payable under the Note, including accrued but unpaid interest, and (c) principal amount outstanding under the Note.

2.3           Delivery of Payments.          Payments shall be made to Lender at his, her or its address, which is provided in Section 10 below, or to another address if so designated in writing by Lender.

3.           Late Charge. Borrower acknowledges and agrees that default in the payment of any sum due under this Note will result in losses and additional expenses to Lender in servicing the indebtedness evidenced by this Note, handling such delinquent payments, and meeting its other financial obligations.

4.            Default.

4.1           Events of Default. On (a) Borrower's failure to make any three (3) consecutive payments due under this Note when due and payable (not including when payment is deferred by Lender as described in Section 2.1 above) upon receipt of written notice from Lender of such failure, (b) any breach of any other material covenant or obligation in this Note, or (c) the occurrence of events specified in Section 8 below, an event of default (“Event of Default”) shall have occurred. If an Event of Default occurs that remains uncured after written notice of such Event of Default from Lender to Borrower, then Lender may, at its option, declare this Note (including, without limitation, all accrued interest) due and payable immediately regardless of the Maturity Date. If an Event of Default occurs that remains uncured, in lieu of payment in full to Lender, Borrower may, at its sole option, assign the income stream secured by certain assets that it holds directly to Lender.

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4.2           Cure. Upon the occurrence of any Event of Default, the Borrower shall have thirty (30) days from the date of written notice from Lender of such Event of Default to cure such Event of Default; provided, that if the cure is of a nature that reasonably requires under the circumstances greater than thirty (30) days to cure such Event of Default, then Borrower shall only have the obligation to have initiated within thirty (30) days of Lender’s notice of the Event of Default reasonable steps to produce a cure.

5.           Prepayment Option.

5.1           No Prepayment Premium or Penalty. If Borrower prepays this Note in whole or in part at any time from the date of this Note, no prepayment premium or penalty shall be due to Lender. All prepayments of principal on this Note shall be applied to the most remote principal installment or installments then unpaid.

5.2           Ability to Pay Prepayment. Borrower may, at its sole option, elect to prepay all or any portion of the Note, including any unpaid principal balance, at any time and shall give Lender five (5) days prior written notice of its intention to prepay all or any portion of this Note. Said notice shall include the amount Borrower intends to prepay.

5.3           Prepayment Waivers. BORROWER AND LENDER EXPRESSLY ACKNOWLEDGE AND AGREE THAT BORROWER HAS THE RIGHT TO PREPAY THIS PROMISSORY NOTE AT ANY TIME AS PROVIDED IN THIS SECTION 5 HEREOF. BORROWER AND LENDER FURTHER ACKNOWLEDGE AND AGREE THAT THERE SHALL BE NO PREPAYMENT PREMIUM OR PENALTY DUE TO THE LENDER IN CONNECTION WITH ANY PREPAYMENT OF THE NOTE, INCLUDING ANY UNPAID PRINCIPAL BALANCE, BY BORROWER.

BORROWER’S INITIALS: _______

LENDER’S INITIALS: _______

6.           Early Withdrawal.

6.1           Early Withdrawal. A Lender may request an early withdrawal of the original principal balance of his, her or its Note. The Borrower may fulfill an early withdrawal request at its sole and absolute discretion and has no commitment (implied or express) to complete a request for early withdrawal. The Borrower may charge a penalty fee of six percent (6%) of the amount withdrawn (including principal and any interest accrued) and a one hundred dollar ($100) processing fee if the Borrower elects to process any early withdrawal request (in whole or in part). This will be calculated by multiplying the total amount withdrawn (including principal and interest) by six percent (6%) in order to determine what the penalty is. The requested amount will then be deducted by that calculated six percent (6%) amount along with the one hundred dollar ($100) processing fee. For purposes of illustration only, if a Lender makes an early withdrawal request of one hundred thousand dollars ($100,000), then the early withdrawal penalty will be calculated as follows: $100,000 x (.06) = $6,000. Thereafter, the $100,000 amount will be reduced by the $6,000 penalty fee along with the $100 processing fee and the Lender will receive $93,900. The Borrower retains the right to deny any requests for early withdrawal at its sole and absolute discretion.

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6.2           Ability to Request Early Withdrawal. Lender may request an early withdrawal of any portion of the original principal balance of this Note by giving Borrower ninety (90) days prior written notice of its intention to request an early withdrawal of its original principal balance, in whole or in part, under this Note. Said notice shall include the amount Lender requests to withdraw. Notwithstanding the foregoing, the Borrower may fulfill the early withdrawal request at its sole and absolute discretion and has no commitment (implied, express or otherwise) to complete a request for early withdrawal. Lender understands and agrees that Borrower has no obligation to complete a request for early withdrawal and may not fulfill the Lender’s request for any reason or no reason at all. Lender acknowledges and agrees that the Note is not a liquid investment and may in fact be highly illiquid, resulting in a partial or total inability for Lender to receive a withdrawal of any portion of its original principal balance prior to the Maturity Date.

6.3       Early Withdrawal Waivers. BORROWER AND LENDER ACKNOWLEDGE AND AGREE THAT LENDER MAY REQUEST AN EARLY WITHDRAWAL OF ITS ORIGINAL PRINCIPAL BALANCE UNDER THIS NOTE. LENDER FURTHER ACKNOWLEDGES AND AGREES THAT BORROWER HAS NO DUTY TO HONOR LENDER’S REQUEST FOR AN EARLY WITHDRAWAL OF FUNDS AND THERE IS ABSOLUTELY NO GUARANTEE THAT ANY EARLY WITHDRAWAL REQUEST WILL BE FULFILLED OR COMPLETED BY BORROWER AT ANY TIME. LENDER UNDERSTANDS AND AGREES THAT ANY FUNDS LOANED TO THE BORROWER ARE NOT READILY AVAILABLE OR FREELY LIQUID. LENDER MAY REQUEST, BUT SHOULD NOT EXPECT TO AND HAS NO RIGHT TO DEMAND, THE RETURN OF ANY PORTION OF ITS ORIGINAL PRINCIPAL BALANCE UNDER THIS NOTE PRIOR TO THE MATURITY DATE.

BORROWER’S INITIALS: _______

LENDER’S INITIALS: _______

7.          Interest on Interest. If any interest payment under this Note is not paid when due, the unpaid interest shall be added to the principal of this Note, shall become and be treated as principal, and shall thereafter bear like interest. For the avoidance of doubt, such additions to the principal of this Note shall not be deemed to constitute the original principal balance of this Note as such term is referenced in Section 6 hereof.

8.        Due-on-Sale or Insolvency. If Borrower sells, conveys, assigns or otherwise transfers all or substantially all of the beneficial interest of Borrower (which shall not include a sale or other transfer to any affiliate of Borrower) or commences any proceeding under bankruptcy or insolvency laws, without the prior written consent of Lender, then an Event of Default shall have occurred and Lender may elect to accelerate the Maturity Date and declare the entire unpaid principal, accrued interest and other sums due hereunder to be immediately due and payable pursuant to the provisions of Section 4 hereof.

9.        Attorneys’ Fees. In any dispute or litigation arising hereunder or related to this Note, the losing party shall pay the reasonable costs, expenses, and attorneys’ fees paid or incurred by the prevailing party.

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10.        Notice. Subject to the foregoing, any notice required to be provided in this Note shall be given in writing and shall be sent (a) for personal delivery by a delivery service that provides a record of the date of delivery, the individual to whom delivery was made, and the address where delivery was made; (b) by first-class certified United States mail, postage prepaid, return receipt requested; (c) by electronic mail to Jeff Cella at jeff@conquestfunding.com and/or to the Lender’s electronic email address as provided below; or (d) by a nationally recognized overnight courier service, marked for next day business delivery. All notices shall be addressed to the party to whom such notice is to be given at the following addresses

Lender:

Email:

Borrower:	CF FUND II, LLC
c/o Conquest Funding, Inc.
5000 W. Tilghman Street, Suite 249
Allentown, PA 18104-9109
Email: jeff@conquestfunding.com

or to such other address as a party may designate by written notice to the other party. All notices shall be deemed effective on the earliest of (a) actual receipt; (b) rejection of delivery by the receiving party; (c) if sent by certified mail, provided there is actual receipt, the third day on which regular United States mail delivery service is provided after the day of mailing or, if sent by overnight delivery service, on the next day on which such service makes next-business-day deliveries after the day of sending.

11.        Assignment. This Note inures to and binds the heirs, legal representatives, successors, and permitted assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note, or assign or delegate any of its rights or obligations (except to any affiliate of Borrower), without Lender's prior written consent in each instance. Lender may, upon at least ten (10) business days’ prior written notice to Borrower, transfer this Note or sell or assign participations or other interests in all or any part of this Note. Whenever used herein, the terms “Lender” and “Borrower” shall be deemed to include their respective permitted heirs, legal representatives, successors and permitted assigns.

12.        Governing Law and Venue. This Note shall be construed and enforced for all purposes according to the laws of the State of Pennsylvania, excluding its conflicts of law provisions. In any dispute, controversy, claim or cause of action arising from or in connection with this Note, both parties agree to submit to the jurisdiction in Allentown, Pennsylvania or otherwise as required by Section 14 below.

13.         Made or Arranged by a Broker. Borrower and Lender acknowledge that this Note may have been made or arranged by a licensed real estate broker or a securities broker-dealer licensed under the Financial Industry Regulatory Authority (“FINRA”) and that the broker’s participation may have been a material factor in consummating this loan.

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14.         Arbitration. The parties expressly agree that all disputes, claims, controversies and other matters of contention arising out of or relating to this Note, or the performance or breach thereof, shall be submitted to confidential and binding arbitration as specified herein. The arbitration shall take place in Fogelsville, Pennsylvania (or as close thereto as possible, in the event that such venue is not available for the arbitration) and be held before and decided by a single neutral arbitrator, who shall be mutually selected by the parties and shall have experience in evaluating matters similar to the subject matter hereof. If the parties cannot agree as to an arbitrator, each party shall nominate one temporary arbitrator (who shall have experience in evaluating matters similar to the subject matter hereof) and together these two temporary arbitrators shall select the single neutral arbitrator to hold and decide the arbitration between the parties. The parties shall be entitled to undertake reasonable discovery (which shall be kept to a minimum without first securing the approval of the arbitrator) as a part of the arbitration. The final award decision of the arbitrator on all matters of contention between the parties shall be considered final and the arbitrator shall have the power to award to the prevailing party all costs and expenses of the arbitration, including, without limitation, attorneys’ fees.

15.        Usury. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

16.        Representation on Use of Proceeds. Borrower represents and warrants to Lender that the proceeds of this Note will be used solely for business and commercial investment and/or lending, including the funding of loans and acquiring of real property, and that no portion of it will be used for personal, family, or household purposes.

17.        No Modifications or Amendments; No Waiver. Except as specified herein, this Note may not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought. The lack of enforcement by either party of any of its rights, privileges or benefits under this Note shall not constitute a waiver, whether express or implied, of such rights, privileges or benefits. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision on a subsequent event.

18.        Severability. Any provision of this Note which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect. In addition, such invalid, void or illegal provision shall be interpreted by the court so that both the intent and objective of the parties with respect to such provision are effectuated to the maximum extent permitted by applicable law.

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19.         Financial Information. Within one hundred and twenty (120) days following the end of each fiscal year of the Borrower, subsequent to the date of the Notes and prior to the Maturity Date, Borrower will deliver a copy of its annual financial statements to the Lender. Lender hereby consents to delivery of the financial statements as selected below (please check one of the boxes below and provide the requested information):

☐	Electronic mail to:

☐	Certified mail to the following address:

20.        Counterparts; Facsimile. This Note may be executed via facsimile and in separate counterparts, each of which, when so executed shall be deemed an original and all such counterparts shall constitute one and the same original agreement.

21.        Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Borrower and Lender has executed this Note as of the date first set forth above.

BORROWER:

CF FUND II, LLC,
a Pennsylvania limited liability company

By:
Name: Jeffrey A. Cella, President and CEO of Conquest Funding, Inc., a Pennsylvania corporation, Parent Company of CF Fund II, LLC

LENDER:

By:
Name:

By:
Name:

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